UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 23, 2008

PCMT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-141211 (Commission File Number)	98-0511645 (IRS Employer Identification No.)

4 Nafcha Street
Jerusalem, Israel
(Address of Principal Executive Offices, Zip Code)

(011) (972) (2) 5001128
(Registrant's Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 23, 2008 the board of directors of PCMT Corporation (the “Registrant”) appointed Constantin Stukalin as Treasurer of the Registrant. Mr. Stukalin will remain the Treasurer until the next annual general meeting of the shareholders of the Registrant or until his successor is elected or appointed.

Constantin Stukalin has been serving as the Treasurer and Chief Accounting Officer of Energtek Inc. since June 20, 2007. Mr. Stukalin has been serving as a director of the Energtek Inc.'s subsidiary Energtek Products Ltd. since September 2006. Between 2003-2007, he was a manager in the Financial Department of Leumi Mortgage Bank. Prior to that, Mr. Stukalin was Controller for DAN-DAR Construction and Development Companies Ltd. Between 1999-2002, he was an auditor and manager of audit files at Ernst & Young. Between 1998-1999, Mr. Stukalin was an auditor and accountant for the firm of Cohen, Holtzman and Kahn. In 1999, Mr. Stukalin received a B.A. in Accounting and Economics from Hebrew University in Jerusalem and in 2001 became a Certified Public Accountant.

Mr. Stukalin is not a director in any reporting company. He has not been affiliated with any company that has filed for bankruptcy within the last five years. He does not have any familial relationships with any other directors or executive officers of the Registrant. There were no transactions during the last two years, or any proposed transactions, to which the Registrant was or is to be a party, or in which Mr. Stukalin had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCMT CORPORATION By: /s/ Asher Zwebner Name: Asher Zwebner Title: Chief Financial Officer

Date: October 23, 2008